Exhibit 99.2

Watsco Completes Acquisition of

Carrier’s Canadian Distribution Business

Enters 60-40 Joint Venture

MIAMI, FLORIDA – (BUSINESS WIRE), April 30, 2012 – (NYSE:WSO) Watsco, Inc. today announced that it has completed the acquisition of 60% of Carrier’s heating, ventilation and air conditioning (HVAC) distribution network in Canada. Carrier Enterprise Canada will operate as a joint venture using its existing infrastructure under the direction of its present management team.

The distribution network had revenues of approximately $330 million in 2011, with 330 employees serving all of the provinces and territories in Canada from 35 locations. Products sold include a broad offering of Carrier, Bryant and Payne-brand residential, light-commercial and applied-commercial systems, along with related parts and supplies.

In connection with the transaction, Watsco paid cash of approximately $81 million and issued 1,250,000 of its common shares. The transaction is expected to be accretive in 2012. With the completion of this transaction, Watsco’s revenue run-rate is approximately $3.4 billion.

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer, commented: “This represents a great opportunity to expand the Watsco network into one of the largest markets in the Americas. All of the important fundamentals of energy efficiency, conservation and environmental sensitivity are highly relevant in Canada and its economic affluence provides us confidence to invest and grow in this market. We welcome all of the members of the Carrier Enterprise team in Canada to the Watsco family.”

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 575 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial markets, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.